Exhibit 10.3

OFFICE OF THE ATTORNEY GENERAL OF THE STATE OF NEW YORK	Assurance No. 13-388
In the Matter of the
Investigation by Eric T. Schneiderman, Attorney General of the State of New York, of the Proposed Combination of Seamless North America, LLC and GrubHub, Inc.

ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63(15)

In May 2013, pursuant to Article 22 of the New York General Business Law, the Office of the Attorney General of the State of New York (“OAG”) commenced an investigation (the “Investigation”) concerning the competitive implications of the proposed combination of Seamless North America, LLC (“Seamless”) and GrubHub, Inc. (“GrubHub”) (collectively, the “Companies”). As part of the Investigation, the OAG reviewed documentary evidence submitted by the Companies and spoke with numerous New York City restaurants and other third parties potentially impacted by the proposed merger.

This Assurance of Discontinuance (“Assurance”) contains the OAG’s findings and contentions, and the resolution agreed to by the OAG and the Companies.

OAG’S FINDINGS

1. Seamless and GrubHub operate online food ordering platforms that, among other things, enable consumers to search for local restaurants, browse menus, and order food for delivery or takeout via their respective websites or mobile applications (“Online Food Ordering Platforms”). Both companies enter into contracts with restaurants to provide Online Food

Ordering Platform services via their respective platforms (“Restaurant Agreements”). Other vendors offer restaurants and diners the same or similar services, as well, including Delivery.com, LLC (“Delivery.com”), Eat24.com, LLC (“Eat24”), and others. These Online Food Ordering Platforms allow New York diners to shop for, compare, and submit food delivery and takeout orders, and they offer restaurants the opportunity to enhance significantly their delivery businesses.

2. The Companies agreed to combine their businesses via a Reorganization and Contribution Agreement dated as of May 19, 2013 (the “Transaction”). Shortly thereafter, the OAG commenced its Investigation to assess the Transaction’s impact on competition in New York.

3. Seamless and GrubHub compete and have significant overlap in the business of providing Online Food Ordering Platform services in Manhattan. While the two companies also compete in other areas of New York City, the OAG contends that their competitive overlap in Manhattan is particularly significant due to (i) Seamless’ strong market position in Manhattan, and (ii) Seamless’ extensive network of agreements with Manhattan-based corporate clients, whose employees order food for delivery through Seamless.

4. A significant number of Seamless’ Restaurant Agreements with Manhattan restaurants contain language (“Exclusivity Provisions”) that requires the contracting restaurant to use Seamless exclusively as its provider of Online Food Ordering Platform services. (Hereinafter, a Restaurant Agreement with an Exclusivity Provision shall be referred to as an “Exclusive Restaurant Agreement.”) The OAG is concerned that, if enforced, the Companies could use the Exclusivity Provisions to impair the ability of Delivery.com, Eat24, or other competitors to expand their restaurant networks in Manhattan. The OAG is also concerned that, if enforced, these Exclusivity Provisions could limit rather than expand the restaurant choices available to New York diners via their preferred Online Food Ordering Platform. (The Companies have represented to the OAG that GrubHub’s Restaurant Agreements with restaurants in Manhattan do not contain Exclusivity Provisions.)

5. On July 9, 2013, Yelp, Inc. (“Yelp”) announced that it had entered into a partnership with Delivery.com and Eat24 to provide restaurant delivery and/or takeout services via Yelp’s website and/or mobile applications (“Yelp Platform Ordering Services”). The OAG is concerned that if the Companies enforce the Exclusivity Provisions, it could impair Yelp’s ability to secure restaurant coverage for its new service in Manhattan (due to the limitations of its partners). The OAG is also concerned that if the Companies enforced the Exclusivity Provisions, it could discourage other competitors of Yelp from launching competing services in Manhattan.

6. The OAG expects that the new Yelp business will serve as a competitive constraint on the Companies. The OAG is concerned, however, that if post-Transaction the combined Companies enter into a Yelp Platform Ordering Services agreement with Yelp in Manhattan that contains a provision that restricts Yelp from entering into an agreement with other Online Food Ordering Platforms to provide Yelp Platform Ordering Services in Manhattan (an “Exclusive Yelp Agreement”), that agreement could impair the ability of competitive Online Food Ordering Platforms to compete with the combined Companies in Manhattan.

7. The OAG has raised the aforementioned concerns with representatives of the Companies, who contend that their proposed combination will benefit competition generally, and restaurants and diners, specifically. In order to resolve the Investigation without admitting to any violation of law or admitting to any contentions, factual findings, or legal conclusions contained herein, however, the Companies have agreed to abide by the stipulations set forth below. The OAG finds the agreements contained in this Assurance appropriate and in the public interest, and is therefore willing to accept this Assurance in lieu of commencing further inquiry into the matters detailed herein.

AGREEMENT

WHEREAS, the Companies neither admit nor deny the OAG’s Findings (1)–(7) above;

WHEREAS, the OAG is willing to accept the terms of this Assurance pursuant to New York Executive Law § 63(15) and to discontinue its Investigation; and

WHEREAS, the Companies each believe that the obligations imposed by this Assurance are prudent and appropriate;

IT IS HEREBY UNDERSTOOD AND AGREED by and between the Companies and the OAG that:

1. This Assurance shall apply to Seamless North America, LLC, GrubHub, Inc., and their successor entities doing business in Manhattan, whether acting through their principals, directors, officers, shareholders, employees, representatives, agents, assigns, successors, parents, subsidiaries, affiliates, or other business entities, whose acts, practices, or policies are directed by either of the Companies or any successor combinations thereof. This Assurance specifically governs the conduct of the Companies and their successors upon closing of the Transaction (“Closing”). By signing, the Companies stipulate that they forego any legal defenses to, or assertions against, the enforceability of this Assurance.

2. The Companies agree to waive the enforceability of any Exclusivity Provisions 4 contained in Seamless’ Restaurant Agreements with restaurants located in Manhattan. The Companies will provide all Manhattan-based restaurants currently under an existing Exclusive Restaurant Agreement with a written letter, fax, or electronic mail stating that “Seamless has waived the exclusivity provisions in its restaurant services agreements with its Manhattan-based restaurant partners, and those provisions shall be deemed stricken. This means that your restaurant is permitted to contract with other online food ordering platforms in addition to Seamless without violating your contract with Seamless. Please contact Partner Relations with any questions.” The Companies will provide this notice to all affected restaurants within forty-five (45) days following Closing.

3. For a period of eighteen (18) months following Closing, the Companies agree not to enter into any Exclusive Restaurant Agreement with restaurants located in Manhattan (the “Restaurant-exclusive Moratorium Period”). During the six (6) months that follow the last day of the Restaurant-exclusive Moratorium Period (the “Restaurant-exclusive Notice Period”), if the Companies enter into any Exclusive Restaurant Agreements with any restaurants located in Manhattan, the Companies agree to provide the OAG with a copy of each such Agreement within fourteen (14) days of executing that Agreement.

a. Notwithstanding the foregoing, if during the Restaurant-exclusive Moratorium Period a Restaurant Agreement commits the Companies to invest material resources in developing or implementing new, non-standard, or customized technology solutions, enhancements, or services with or for a restaurant in Manhattan, the Companies may include an exclusivity provision that is reasonably tailored in scope to protect the value of the Companies’ investment in developing or implementing the technology or service for that restaurant; provided, however, that the Companies may not include an exclusivity provision in a Restaurant Agreement with a Manhattan-based restaurant under this sub-section if the revenues that the Companies derived from that restaurant between July 1, 2012, and June 30, 2013, when aggregated with the revenues that the Companies derived during the same time period from any other Manhattan-based restaurants that have entered into Exclusive Restaurant Agreements under this subsection, exceed fifteen (15) percent of the combined total revenues that the Companies derived from Manhattan-based restaurants for the same time period. Before executing an Exclusive Restaurant Agreement during the Restaurant-exclusive Moratorium Period under this sub-section, the Companies must first provide a copy of the proposed Restaurant Agreement and a written good faith justification for including the exclusivity provision to the OAG.

b. During the Restaurant-exclusive Moratorium Period, the Companies may not (i) refuse to contract with a restaurant based on that restaurant’s decision to contract (or decision to reserve the right to contract) with another Online Food Ordering Platform provider; or (ii) condition any favorable term or benefit offered or provided in a Restaurant Agreement on the restaurant’s agreement not to contract (or not to reserve the right to) contract with another Online Food Ordering Platform service provider; it being understood that evidence that the Companies have elected not to contract with a restaurant, that the Companies have offered a restaurant different terms than the restaurant prefers, or that the Companies offer other restaurants different terms is not itself sufficient to establish or create a presumption that the Companies have acted in violation of this Section.

4. For a period of eighteen (18) months following Closing, the Companies agree not to enter into any Exclusive Yelp Agreement with respect to Manhattan (the “Yelp-exclusive Moratorium Period”). During the six (6) months that follow the last day of the Yelp-exclusive Moratorium Period (the “Yelp-exclusive Notice Period”), if the Companies enter into an Exclusive Yelp Agreement with respect to Manhattan, the Companies agree to provide the OAG with a copy of that Agreement within fourteen (14) days of executing that Agreement.

a. Should the Companies enter into an agreement to provide Yelp Platform Ordering Services in Manhattan during the Yelp-exclusive Moratorium Period, the Companies may not condition any favorable term or benefit offered or provided in that agreement on Yelp’s agreement not to contract with another Online Food Ordering Platform provider serving Manhattan; it being understood that evidence that the Companies have elected not to contract with Yelp, or that the Companies have offered Yelp different terms than Yelp prefers is not itself sufficient to establish or create a presumption that the Companies have acted in violation of this Section.

OTHER PROVISIONS

5. Within forty-five (45) days following the Closing, the Companies will provide the OAG with a sworn statement confirming that they have taken the steps required to comply with this Assurance and setting forth such compliance (a “Certification”). The Certification shall include a listing of the restaurants that received notice of waiver of the Exclusivity Provisions, consistent with Paragraph 2 of the Agreement section of this Assurance. The Companies will provide the OAG with updated Certifications (i) one year following the date of the first

Certification, and (ii) at the end of the Restaurant-exclusive Notice Period and the Yelp-Exclusive Notice Period. The updated Certifications shall include a list of all restaurants with whom the Companies have entered into Exclusivity Provisions under Paragraph 3(a) of the Agreement section of this Assurance. In addition, the Companies shall, upon the OAG’s reasonable written request, provide all documentation and information reasonably necessary for the OAG to verify compliance with this Assurance.

6. Nothing contained in this Assurance shall be construed to alter, change, modify, or enhance any existing legal rights of any consumer or to deprive any person or entity of any existing private right under the law. Nothing in this Assurance shall in any way affect, restrict or otherwise govern any rights of recourse the Companies may have or seek to assert against any third party.

7. Nothing contained herein shall be construed as relieving the Companies of the obligation to comply with all state and federal laws, regulations or rules, nor shall any of the provisions of this Assurance be deemed permission to engage in any act or practice prohibited by such law, regulation or rule.

8. Acceptance of this Assurance by the OAG shall not be deemed approval by the OAG of any of the Companies’ business practices, and the Companies shall make no representation to the contrary.

9. This Assurance is contingent upon and relies on the truthfulness and accuracy of all representations made by the Companies during the investigation. To the extent that any material representations are later found to be inaccurate or misleading, this Assurance is voidable by the OAG in its sole discretion.

10. No representation, inducement, promise, understanding, condition, or warranty not set forth in this Assurance has been made to or relied upon by the Companies in agreeing to this Assurance.

11. Seamless and GrubHub represent and warrant, through the signatures below, that the terms and conditions of this Assurance are duly approved, and that execution of this Assurance is duly authorized. The Companies agree not to take any action or to make or permit to be made any public statement suggesting, directly or indirectly, that the terms of this Assurance, or the OAG’s concerns as expressed herein, are unreasonable or without factual basis. Nothing in this paragraph affects the Companies’ testimonial obligation or right to take legal or factual positions in litigation, other legal proceedings, or in any governmental investigation. This Assurance may not be used by any third party in any other proceeding, and is not intended, and shall not be construed as an admission of wrongdoing or liability by the Companies.

12. This Assurance may not be amended except by an instrument in writing signed on behalf of all the parties to this Assurance. The Companies may at any time apply to the OAG for a modification of this Assurance based on market developments, changed competitive conditions, or other reasons. The OAG agrees to make a good faith effort to respond within forty-five (45) days and to provide a determination to the Companies within ninety (90) days of receiving any such application. The OAG agrees to act reasonably and in good faith in connection with this determination.

13. This Assurance shall be binding on and inure to the benefit of the parties to this Assurance and shall be binding upon their agents, representatives, employees, successors and assigns, including any corporation, subsidiary or division through which they act or hereafter act, provided that no party, other than the OAG, may assign, delegate, or otherwise transfer any of its rights or obligations under this Assurance without the prior written consent of the OAG.

14. In the event that any one or more of the provisions contained in this Assurance shall for any reason be held to be invalid, illegal, or unenforceable in any respect, in the sole discretion of the OAG such invalidity, illegality, or unenforceability shall not affect any other provision of this Assurance.

15. All notices, reports, requests, and other communications pursuant to this Assurance shall be in writing, and all notices directed to the OAG should be sent to the Antitrust Bureau Chief at 120 Broadway, 26th Floor, New York, NY 10271-0332.

16. If a court of competent jurisdiction determines that the Companies have breached this Assurance, the Companies shall pay to OAG the cost, if any, of such determination and of enforcing this Assurance, including without limitation legal fees, expenses, and court costs.

17. This Assurance shall be governed by the laws of the State of New York without regard to any conflict of laws principles.

IN WITNESS WHEREOF, this Assurance is executed by the parties this 2nd day of August, 2013.

ERIC T. SCHNEIDERMAN

Attorney General of the State of New York

The Capitol

Albany, NY 12224-0341

By:	/s/ Erick J. Stock

Erick J. Stock, Esq.
Chief, Antitrust Bureau

Seamless North America, LLC		GrubHub, Inc.

By:	/s/ Margo Drucker	By:	/s/ Mark Tully
	Margo Drucker, Esq.		Mark Tully, Esq.
	General Counsel		of Goodwin Procter LLP

By:	/s/ Jonathan Zabusky	By:	/s/ Matthew Maloney
	Jonathan Zabusky		Matthew Maloney
	Chief Executive Officer		Chief Executive Officer

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